Exhibit 10.7

Media Authorization Agency Agreement

This advertising agreement (hereinafter referred to as “this agreement”) is signed by the following parties on February 9, 2018:

Party A: Beijing Yi Shi Advertising Media Co., Ltd.
Address:
Contact: Xinyu Wu
Tel:

Party B: Leaping Media Group Co., Ltd.
Address:
Contact: Tao Jiang
Phone:

Party A and Party B shall fully negotiate on the basis of equality and mutual benefit in accordance with the Advertising Law of the People's Republic of China and relevant regulations, and Party A shall authorize Party B that party B to operate the entrance and exit light box advertising media investment in the large-scale shopping centers in Party A's Shenyang area to reach the following agreement:

1. Content

1.1 Party A authorizes Party B the advertising distribution rights of Party A's existing installed anti-theft detection antenna light box advertising in supermarkets in the Shenyang area (see the attached table for specific stores), and issue the exclusive agency authorization certificate of Shenyang City to Party B.

1.2 During the period of agency authorization, Party B shall have the right to publish advertisements for the anti-theft detection antenna light box advertising media of the retail industry in Shenyang ( Administrative Area of Shenyang City); at the same time, it enjoys the right to sell Party A’s media resources in other cities of China, and the sales price is consistent with this contract.

1.3 Party A has the final review right of the content of the advertisement, and Party B shall submit the advertisement content to Party A for review and approval. After Party A's written consent, Party B may publish the advertisements. Party B shall not publish the advertisement content without Party A's review. If Party B is found to have changed the advertising content without the approval of Party A, Party B will compensate Party A for the loss according to the unit price twice. At the same time, it is not necessary to publish advertisements that are the same as the business format of the media in the store or form a commercial competition, and advertisements that affect the overall image of the store.

1.4 Party B has the right to produce and install advertisements, but the materials and screen definitions of the advertisement must meet the requirements of Party A, and the samples will be backed up and released to Party A: Party B's investment advertisements must be published in accordance with Party A's unified requirements, but may be added Party name and contact number of Party B.

1.5 At Party B's void period, Party A has the right of redeeming the media distribution right in the contract signing area, and the redemption price will be executed at the price of this contract.

1.6 After the contract is signed, all the store advertisements in the Shenyang area (including but not limited to the urban and suburban areas) which newly developed and installed by Party A shall be executed in accordance with the contract with Party B, and the publishing fee shall be calculated from the date when the new media resources are delivered to Party B.

2. Release Specifications and Time and Cost

2.1 Release Specification of Advertisement Page

 Length 1620mm, width 380mm, standard thickness light box

2.2 Advertising Authorization Time:

Mar 20, 2018 to March 19, 2019. Total: 12 months;

2.3 Agency Authority:

During the term of the agreement, Party B has the exclusive advertising agency authority of Party A’s 556 pieces existing installed entrances’ and exits’ detection light boxes’ advertisement(find the attached table for specific stores).

2. 4 Agency fee:

Party B's agency fee during the agreement period is: RMB .

Remarks: During the agent period of Party B, if the advertising space is increased due to the internal adjustment of the supermarket, Party B shall increase the agency fee according to the increase amount. If the advertising space is reduced, Party B will reduce the agency fee according to the reduced amount

2.5 Payment :

The 25% of the payment in amount RMB                  should be paid to Party A by cheque or transfer before March 18, 2018 after the contract is signed and sealed. The 25% of the payment in amount RMB should be paid to Party A by cheque or transfer before Jun 18, 2018. The 25% of the payment in amount RMB                   should be paid to Party A by cheque or transfer before Sep 18,2018. The 25% of the payment in amount RMB                 should be paid to Party A by cheque or transfer before Dec 18, 2018.

2.6 Any expenses incurred by Party B in the process of attracting advertising investment customers shall be borne by Party B.

2.7 Party B has the priority to renew the contract before the contract expires.

3. Bilateral Responsibilities

3.1 Party A is responsible for the maintenance and repairing of advertising media light boxes in Party B's Shenyang area. Party B is responsible for advertising design and production.

3.2 If Party B needs Party A to install and replace the commercials, Party B shall pay the manufacture and installment costs to Party A. In the event of an individual time or individual time period, Party B shall bear all losses caused by Party B's failure to install or replace the customer's request for advertising.

3.3 Party B is responsible for attracting advertisers, and must strictly abide by the "People's Republic of China Advertising Law". Party B shall assume all legal liability in the event of the advertiser's request for advertising does not meet the requirements of the Advertising Law, or the published advertising content has false advertisements, deceives and misleads consumers, or the infringement of the rights and interests of consumers who purchase goods or receive services and the infringement of third party’s intellectual property rights or portrait rights.

3.4 In the event that Party B or Party B’s advertising content violates relevant laws and regulations, and the relevant department stops publishing advertisements, or causes Party A to be affected and cannot properly publish advertisements, etc., and thus causes losses to Party A, Party B shall pay the compensation.

3.5 If Party A has customers in the national area, after consultation with the Party B, Party A has the priority right of redemption in accordance with the contract signed price.

4. Application of the Agreement and Settlement of the Dispute

4.1The conclusion, validity, interpretation, execution and settlement of disputes of this Agreement shall be governed by the laws of the People's Republic of China. All disputes arising from the interpretation or performance of this Agreement shall be settled through negotiation. If the negotiation fails, either party shall have the right to submit the dispute to the local arbitration committee of Party A where it is based on its current effective arbitration rules. The arbitral award is final and binding on both parties.

5. Others

5.1 This Agreement shall come into force on the date of the seal of both parties. One form shares six copies, Party A shall hold four copies, and Party B shall hold two copies. All six copies shall have the same legal effect.

5.2 This Agreement and the attachment constitutes the entire agreement between Party A and Party B regarding matters covered by this Agreement and supersedes all previous oral agreements and written agreements relating to the matters contained in this Agreement: after agreement between the parties, this Agreement may be Written amendments, as attachments to this Agreement, have the same legal effect.

5.3 Party A hereby confirms that Party B has drawn its special attention to the terms and conditions of Party A's rights and obligations under this Agreement. Moreover, upon Party A's request, Party B has explained the terms and conditions, and Party A fully understands and agrees to accept all the terms and conditions under this Agreement.

5.4 All the notices or attachments or materials referred in this agreement or in connection with this agreement must be proceeded in the form of written correspondence or faxes or similar communication methods confirmed by both parties in accordance to the address in this agreement. EMS, registered mail or express delivery by a company with good reputation should be used in the form of written correspondence. If you use faxes or similar communication methods, the notification date is the date of the communication. If you use registered mail or express delivery, the notification date is the mailing date and subject to postmark or deliver date. The updated contact person of both parties shall be promptly notified in writing, otherwise if it causes the relevant documents of this agreement cannot be delivered, the unreported party shall assume the corresponding responsibility.

Party A: Beijing Yi Shi Advertising Media Co., Ltd.
Contact: Xinyu Wu
Signature:	/s/ Xinyu Wu
Date: March 3, 2018

Party B: Leaping Media Group Co., Ltd.
Contact: Tao Jiang
Signature:	/s/ Tao Jiang
Date:

(Attachment)Current store detailed address and amount of media

Store	Name of Supermarket	Address	Effective Plctures	Remarks
Tawan	Huarunwanjia	B1 Floor, No11, Tawan Street, Huanggu District, Shenyang	32	7 in entrance,25 in cashier
Huanggu Legou	Huarunwanjia	No72, Huanghenanda Street, Huanggu District, Shenyang	63	11 in entrance,52 in cashier
Beihai Legou	Huarunwanjia	No113, Dongbeida Road, Dadong District, Shenyang	49	8 in entrance,41 in cashier
Tiexi Legou	Huarunwanjia	No70-1, Nanjiuzhong Road, Tiexi District, Shenyang	5	5 in exit
Hunnan	Huarunwanjia	No16. Jinka Road, Yifeng Time Square Center	43	6 in entrance,37 in cashier
Daoyi	Huarunwanjia	No22, Daoyinanda Street, Shenbeixin District, Shenyang	51	2 in market, 49 in cashier
Shenliaolu	Huarunwanjia	No141, Shenliao Road,Yuhong District, Shenyang	46	3 in entrance,41 in cashier, 2 in temporary cashier
Guangyi	Huarunwanjia	No2, Guangyi Street, Shenhe District, Shenyang	72	3 in entrance, 69 in cashier
Jianda	Huarunwanjia	No18-58, Hunnandong Road, Hunnan District, Shenyang	43	5 in aisle, 34 in cashier, 4 in market
Minghua	Huarunwanjia	No78, Huanghebeida Street,Yuhong District, Shenyang	42	4 in entrance, 38 in cashier
Changke	Huarunwanjia	No10,Chongshandong Road,Shenhe District, Shenyang	41	41 in cashier
Lianhe	Huarunwanjia	No 83,Beihai Street, Dadong District, Shenyang		30 in cashier
Shenxin	Huarunwanjia	No104, Shenxin Road		3 in non-shopping exit

Supplement Agreement to Media Authorization Agency Agreement

Party A: Beijing Yi Shi Advertising Media Co., Ltd.

Party B: Leaping Media Group Co., Ltd.

This agreement is a supplement to the Media Authorization Agency Agreement entered on February 9, 2018, between the two parties (the “Original Agreement”).

1. Provision 1.6 of the Original Agreement provided that “After the contract is signed, all the store advertisements in the Shenyang area (including but not limited to the urban and suburban areas) which newly developed and installed by Party A shall be executed in accordance with the contract with Party B, and the publishing fee shall be calculated from the date when the new media resources are delivered to Party B.”

Now that Party A has developed and installed three new store advertisement slots in Shenyang, as follows:

Store	Address	Effective Advertising Slots	Remarks
Yuhong	No 45, Huanghai Street, Yuhong District, Shenyang	40	40 effective advertising slots out of 42
Zhongjie	No 1, Xiaodong Street, Dadong District, Shenyang	46	46 effective advertising slots out of 56
Tiexi	No 37, Xinghua South Road, Tiexi District, Shenyang	10	Store being renovated, will bill individually
Total		96

The Term Period is from August 19, 2018, to March 19, 2019.

2. Agency Fee:

The Agency fee of Party B during the Term Period is RMB.

Noted that if during the Term Period the number of advertising slots increases or decreases due to internal changes in the stores, Party B should increase or decrease the agency fee accordingly.

3. Payment method: Party B will pay Party A through check or wire transfer after the signing of this agreement. Party B will pay 50% of the total agency fee, RMB                    , before September 18, 2018; Party B will pay 50% of the total agency fee, RMB                , before December 18, 2018.

Party A: Beijing Yi Shi Advertising Media Co., Ltd.
By:	/s/ Xinyu Wu
Date: August 27, 2018

Party B:	/s/ Leaping Media Group Co., Ltd.
Date: August 27, 2018